Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-266466) and Form S-8 (No. 333-265437) of Mercer International Inc. of our report dated February 16, 2023 relating to the financial statements and effectiveness of internal control over financial reporting of Mercer International Inc., which appears in Mercer International Inc.’s Annual Report on Form 10-K. We also consent to the reference to us under the heading “Experts” in the Registration Statement on Form S-3 referred to above.

/s/PricewaterhouseCoopers LLP

Chartered Professional Accountants
Vancouver, Canada

February 16, 2023